Exhibit 99.1

Patterson Companies Reports Fourth Quarter and

Fiscal 2013 Operating Results

•	Fiscal fourth quarter consolidated sales up more than 3 percent from prior year

•	Strong dental sales driven by a nearly 14 percent increase in equipment and software

•	Company provides consolidated sales and earnings guidance for fiscal 2014

St. Paul, Minn—May 23, 2013—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $964.9 million in its fiscal fourth quarter, ended Apr. 27, 2013, an increase of 3.1 percent from $936.3 million in the year-earlier period. Net income was $63.6 million, or $0.62 per diluted share, compared to net income of $62.1 million, or $0.58 per diluted share, in the year-ago period.

Patterson Dental

Sales for this segment increased 6.4 percent from the year-earlier period to $636.9 million in the fourth quarter of fiscal 2013. This is the company’s largest business, accounting for approximately two-thirds of total sales. By category versus the year-ago quarter:

•	Sales of consumable dental supplies were up 2.4 percent;

•	Sales of dental equipment rose nearly 14 percent, driven by strong performances in all categories; and

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased more than 4 percent.

Scott P. Anderson, chairman and chief executive officer, commented: “We are encouraged by Patterson Dental’s fourth-quarter performance and believe it provides momentum as we enter fiscal 2014. Fourth quarter performance was led by strong double-digit growth in our equipment lines, even against strong comparables from the prior-year period. We believe there are growth opportunities from all our equipment offerings, including technology, as dentistry migrates to a digital platform. Coupled with Patterson’s industry-leading after-sales support offerings, we provide a compelling value proposition for our customers. Through the Patterson Technology Center, training programs and other value-added services, we enhance the customer experience and become a critical component of the dentist’s practice.”

Patterson Veterinary

Fourth quarter fiscal 2013 sales for the Patterson Veterinary unit increased by approximately 2 percent, to $204.4 million, excluding the impact from the change in a nutritional distribution agreement in the spring of 2012.

Anderson continued: “Patterson Veterinary constituted approximately 21 percent of Patterson Companies’ total sales in the fiscal fourth quarter, as year-over-year performance stemmed from modest gains in consumable supply sales. Net of the impact of the nutritional distribution agreement change, we saw sales growth, despite the very strong year-ago performance that was driven in part by an earlier and more severe flea, tick and heartworm season. We have spent the last year building our equipment, technology and service infrastructure, and during the quarter Patterson attained our goal of being a national technical service provider. We believe we are well-positioned for fiscal 2014 and remain committed both to building our equipment and service strategy and to taking advantage of the favorable marketplace dynamics, as pet owners increase their veterinary care spending.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment unit, declined to $123.6 million from $130.0 million, primarily reflecting weak international sales during the quarter. Sales from Patterson Medical currently represent approximately 13 percent of total company sales.

Anderson said: “While Patterson Medical sales continue to be hampered by uncertainty surrounding healthcare reform and sluggish global economic and market conditions. These current macroeconomic factors are likely to persist in the short-term, yet we are confident in the long-term value of this business due to the compelling underlying demographics and our industry-leading product offering.”

Full Year Results

Consolidated sales for the fiscal 2013 full year totaled $3.6 billion, an increase of 3 percent from $3.5 billion in the prior fiscal year. Net income was $210.3 million, or $2.03 per diluted share, compared to net income of $212.8 million, or $1.92 per diluted share, in the prior fiscal year. Fiscal 2013 net income includes a $6.1 million increase in interest expense from fiscal 2012.

For the full fiscal year 2013, Patterson repurchased approximately 5.2 million common shares under its share buyback authorization. In March 2013, the company announced that its Board of Directors had authorized a new repurchase program for up to 25 million shares, which will be repurchased systematically and, as market conditions allow, through open market transactions until March 19, 2018. Approximately 24.4 million shares remain available for repurchase under this authorization.

During the quarter, the Board of Directors also approved an increase in the quarterly cash dividend of 14 percent, to $0.16 per diluted share from $0.14 per diluted share, bringing the annual dividend payment to $0.64 per diluted share for fiscal 2014.

Business Outlook

Anderson continued, “We remain cautiously optimistic as we look ahead to fiscal 2014 and believe that the year will be supported by continued stabilization of the North American economy. Also, we are announcing a major undertaking to transform our information systems. Our total investment over the next five years is estimated at $55 to $65 million. While approximately half of this investment will be capitalized and amortized, we believe that an incremental $10 million will be expensed on this effort in fiscal 2014. With that as a back drop, we are providing our fiscal 2014 earnings guidance in the range of $2.10 to $2.20 per diluted share.”

“Patterson is committed to expanding our investment in information technology in order to support our strategic growth initiatives, further enhance the customer experience, and secure future productivity gains. Ultimately, we believe these investments are critical to providing Patterson with the flexibility to adjust our platform as opportunities warrant, in order to create long-term shareholder value,” concluded Anderson.

The fiscal 2014 annual financial outlook includes the following expectations:

•	Stable economic conditions in North America;

•	Modest operating margin expansion, excluding information technology investments;

•	EPS impact of $0.06 from information technology investments;

•	No impact from share repurchases that may occur during the year; and

•	Cash flow generation similar to fiscal 2013 levels.

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4618893.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

Source: Patterson Companies, Inc.

# # #

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27,	April 28,	April 27,	April 28,
	2013	2012	2013	2012
Net sales	$964,933	$936,334	$3,637,212	$3,535,661
Gross profit	324,177	313,721	1,190,769	1,162,514
Operating expenses	219,721	210,870	836,314	804,505

Operating income	104,456	102,851	354,455	358,009
Other expense, net	(8,257)	(8,804)	(33,338)	(28,197)

Income before taxes	96,199	94,047	321,117	329,812
Income taxes	32,637	31,904	110,845	116,997

Net income	$63,562	$62,143	$210,272	$212,815

Earnings per share:
Basic	$0.63	$0.59	$2.04	$1.93
Diluted	$0.62	$0.58	$2.03	$1.92
Shares:
Basic	101,249	105,865	103,030	110,121
Diluted	102,134	106,708	103,807	110,846
Dividends declared per common share	$0.16	$0.14	$0.58	$0.50
Gross margin	33.6%	33.5%	32.7%	32.9%
Operating expenses as a % of net sales	22.8%	22.5%	23.0%	22.8%
Operating income as a % of net sales	10.8%	11.0%	9.7%	10.1%
Effective tax rate	33.9%	33.9%	34.5%	35.5%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 27,	April 28,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$505,228	$573,781
Receivables, net	448,158	464,869
Inventory	360,563	319,952
Prepaid expenses and other current assets	42,554	44,911

Total current assets	1,356,503	1,403,513
Property and equipment, net	192,020	195,465
Goodwill and other intangible assets	1,016,064	1,022,809
Investments and other	108,026	117,581

Total Assets	$2,672,613	$2,739,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,795	$207,915
Other accrued liabilities	193,891	196,733
Current maturities of long-term debt	—	125,000

Total current liabilities	443,686	529,648
Long-term debt	725,000	725,000
Other non-current liabilities	113,804	109,518

Total liabilities	1,282,490	1,364,166
Stockholders’ equity	1,390,123	1,375,202

Total Liabilities and Stockholders’ Equity	$2,672,613	$2,739,368

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27,	April 28,	April 27,	April 28,
	2013	2012	2013	2012
Consolidated Net Sales
Consumable and printed products	$617,942	$616,487	$2,343,407	$2,312,309
Equipment and software	267,080	243,352	993,767	930,601
Other	79,911	76,495	300,038	292,751

Total	$964,933	$936,334	$3,637,212	$3,535,661

Dental Supply
Consumable and printed products	$338,988	$331,054	$1,273,222	$1,263,515
Equipment and software	228,598	201,321	843,880	768,633
Other	69,349	66,487	262,868	255,727

Total	$636,935	$598,862	$2,379,970	$2,287,875

Veterinary Supply
Consumable and printed products	$191,236	$194,664	$709,021	$685,790
Equipment and software	9,299	9,924	35,069	38,319
Other	3,837	2,912	11,155	10,337

Total	$204,372	$207,500	$755,245	$734,446

Rehabilitation Supply
Consumable and printed products	$87,718	$90,769	$361,164	$363,004
Equipment and software	29,183	32,107	114,818	123,649
Other	6,725	7,096	26,015	26,687

Total	$123,626	$129,972	$501,997	$513,340

Other (Expense) Income, net
Interest income	$1,049	$1,176	$4,541	$4,954
Interest expense	(8,589)	(9,463)	(36,397)	(30,343)
Other	(717)	(517)	(1,482)	(2,808)

	$(8,257)	$(8,804)	$(33,338)	$(28,197)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 27,	April 28,
	2013	2012
Operating activities:
Net income	$210,272	$212,815
Depreciation & amortization	46,002	42,209
Stock-based compensation	14,625	12,615
ESOP compensation	20,577	756
Change in assets and liabilities, net of acquired	7,719	52,763

Net cash provided by operating activities	299,195	321,158
Investing activities:
Additions to property and equipment, net of disposals	(21,983)	(29,650)
Acquisitions and equity investments	(14,650)	(22,620)
Other investing activities	6,595	—

Net cash used in investing activities	(30,038)	(52,270)
Financing activities:
Dividends paid	(43,767)	(54,741)
Share repurchases	(179,525)	(362,379)
Retirement of long term debt	(125,000)	—
Proceeds from issuance of long-term debt	—	325,000
Other financing activities	17,194	14,061

Net cash used in financing activities	(331,098)	(78,059)
Effect of exchange rate changes on cash	(6,612)	(5,713)

Net increase in cash and cash equivalents	$(68,553)	$185,116